SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                              STEEL DYNAMICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   858119100
                                   ---------
                                 (CUSIP Number)




                                December 31, 2002
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    [ ]  Rule 13d-1(b)

                    [ ]  Rule 13d-1(c)

                    [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of __ Pages

---------------------------------------                                                         ------------------------------------

CUSIP NO. 858119100                                              13G                                     PAGE 2 OF __ PAGES
---------------------------------------                                                         ------------------------------------
---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 General Electric Capital Corporation
                 13-1500700
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                       (a) [ ]
                                                                                                        (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   471,500
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   436,150 (includes all shares beneficially owned by GE Capital CFE, Inc.)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   471,500
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   436,150 (includes all shares beneficially owned by GE Capital CFE, Inc.)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 907,650 (includes all shares beneficially owned by GE Capital CFE, Inc.)
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.9%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------




                               Page 2 of __ Pages

---------------------------------------                                                         ------------------------------------

CUSIP NO. 858119100                                              13G                                     PAGE 3 OF __ PAGES
---------------------------------------                                                         ------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 GE Capital CFE, Inc.
                 06-1471032
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                       (a) [ ]
                                                                                                        (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   436,150
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   436,150
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 436,150
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.9%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------




                               Page 3 of __ Pages

---------------------------------------                                                         ------------------------------------

CUSIP NO. 858119100                                              13G                                     PAGE 4 OF __ PAGES
---------------------------------------                                                         ------------------------------------

----------------- -----------------------------------------------------------------------------------------------------------------
       1          NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      General Electric Capital Services, Inc.
                      06-1109503
----------------- -----------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                     (a)  [ ]
                                                                                                       (b)  [X]
----------------- -----------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY
----------------- -----------------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
---------------------------------- ------------- ----------------------------------------------------------------------------------
                                        5        SOLE VOTING POWER

                                                     Disclaimed (see 9 below)
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
            REPORTING
             PERSON
              WITH
---------------------------------- ------------- ----------------------------------------------------------------------------------
                                        6        SHARED VOTING POWER

                                                     Disclaimed (see 9 below)
---------------------------------- ------------- ----------------------------------------------------------------------------------
                                        7        SOLE DISPOSITIVE POWER

                                                     Disclaimed (see 9 below)
---------------------------------- ------------- ----------------------------------------------------------------------------------
                                        8        SHARED DISPOSITIVE POWER

                                                     Disclaimed (see 9 below)
----------------- -----------------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      Beneficial ownership of all shares is disclaimed by
                      General Electric Capital Services, Inc.
----------------- -----------------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
----------------- -----------------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      Not applicable (see 9 above)
----------------- -----------------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON

                      CO
----------------- -----------------------------------------------------------------------------------------------------------------




                               Page 4 of __ Pages

---------------------------------------                                                         ------------------------------------

CUSIP NO. 858119100                                              13G                                     PAGE 5 OF __ PAGES
---------------------------------------                                                         ------------------------------------


---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Company
                     14-0689340
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a)  [ ]
                                                                                                       (b)  [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 5 of __ Pages

           This Amendment No. 2 amends and restates in its entirety the statement on Schedule 13G (the "Schedule 13G") filed on February 14, 1997, as amended, by and on behalf of General Electric Capital Corporation, a Delaware corporation ("GE Capital"), GE Capital CFE, Inc, a Delaware corporation ("CFE"), General Electric Capital Services, Inc., a Delaware corporation ("GECS"), and General Electric Company, a New York corporation ("GE").

ITEM 1(A).  NAME OF ISSUER:

           Steel Dynamics, Inc., an Indiana corporation (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           6714 Pointe Inverness Way, Suite 200, Fort Wayne, IN 46804

ITEM 2(A).  NAME OF PERSON FILING:

           This statement is being filed by each of:

                     General Electric Capital Corporation;
                     GE Capital CFE, Inc.;
                     General Electric Capital Services, Inc.; and
                     General Electric Company.


           CFE is a wholly-owned subsidiary of GE Capital. GE Capital is a subsidiary of GECS. GECS is a wholly-owned subsidiary of GE.

           GE Capital, CFE, GECS and GE are referred to herein collectively as the "Reporting Persons".

           An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit A.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business offices of GE Capital, CFE and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

ITEM 2(C).  CITIZENSHIP:

           Each of GE Capital, CFE and GECS is a Delaware corporation. GE is a New York corporation.

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

          Common Stock, $.01 par value per share, of the Issuer ("Common Stock")

ITEM 2(E).  CUSIP NUMBER:

           85811910

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

           (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act



                               Page 6 of __ Pages

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ]    An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E)

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

           (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

           (a) The responses of the Reporting Persons to Row (9) of the cover pages of this Schedule 13G are incorporated herein by reference.

           (b) The responses of the Reporting Persons to Row (11) of the cover pages of this Schedule 13G are incorporated herein by reference. As of December 31, 2002, GE Capital and CFE beneficially owned in the aggregate 907,650 shares of Common Stock, representing approximately 1.9% of the shares of Common Stock issued and outstanding determined in accordance with Rule 13d-3(d)(1) (based on 47,556,779 shares of Common Stock reported as outstanding as of November 5, 2002 by the Issuer in its Quarterly Report on Form 10-Q filed November 14, 2002).

           (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Schedule 13G are incorporated herein by reference.

           Each of GECS and GE hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by GE Capital and CFE.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of Common Stock, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A




                               Page 7 of __ Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a) N/A

           (b) N/A






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
                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003

                          GENERAL ELECTRIC CAPITAL CORPORATION



                          By:  /s/ Richard B. Silva
                             ---------------------------------------------------
                              Name:  Richard B. Silver
                              Title: Vice President


                          GE CAPITAL CFE, INC.


                          By:  /s/ Timothy G. Kelly
                             ---------------------------------------------------
                              Name: Timothy G. Kelly
                              Title: Vice President


                          GENERAL ELECTRIC CAPITAL SERVICES, INC.



                          By:  /s/ Amy Fisher
                             ---------------------------------------------------
                              Name:  Amy Fisher
                              Title: Attorney-in-fact


                          GENERAL ELECTRIC COMPANY



                          By:  /s/ Amy Fisher
                             ---------------------------------------------------
                              Name:  Amy Fisher
                              Title: Attorney-in-fact






                               Page 9 of __ Pages

                                  EXHIBIT INDEX



           EXHIBIT                         DESCRIPTION
           -------                         -----------

              A Joint Filing Agreement, dated February 14, 2003, among GE Capital, CFE, GECS and GE.

              B Power of Attorney, dated as of March 12, 2002, appointing Amy Fisher as attorney-in-fact for General Electric Company.

              C Power of Attorney, dated as of March 13, 2002, appointing Amy Fisher as attorney-in-fact for General Electric Capital Services, Inc.






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